Exhibit 99.1

FOR IMMEDIATE RELEASE
McCORMICK REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2013 AND UPDATES 2013 FINANCIAL OUTLOOK
SPARKS, MD, JUNE 27, 2013 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported sales and profit results for the second quarter of fiscal year 2013 and updated its 2013 financial outlook. At the end of the second quarter, on May 31, 2013, the company completed the acquisition of Wuhan Asia Pacific Condiments (WAPC), a leader in bouillon in central China that complements McCormick's current product portfolio and geographic presence in China.

•	Grew second quarter net sales 2%, led by a 4% increase in consumer business sales. As expected, industrial sales were down slightly.

•	Reported earnings per share of $0.59, which included $0.02 of transaction costs associated with the completion of the WAPC acquisition.

•	Adjusted 2013 financial outlook for addition of WAPC and latest industrial business projection. The company expects to grow sales 4% to 6% and achieve earnings per share of $3.13 to $3.19.
Chairman's Remarks
Alan D. Wilson, Chairman, President and CEO, commented, “In the second quarter of 2013, we grew sales for our consumer business 5% in local currency, led by product innovation, brand marketing support and distribution gains. We are getting good returns on our investments to grow this business and we plan to increase our investment in marketing support approximately $15 million in the second half of the year. Our industrial business grew sales to food manufacturers and food service distributors in the second quarter. While we had lower demand from quick service restaurants in North America and China, we expect this situation to improve in the fourth quarter based on our new product pipeline and latest outlook.
"McCormick employees around the world are executing well behind our sales growth initiatives, as well as productivity improvements through our Comprehensive Continuous Improvement (CCI) program, which we now expect to deliver at least $50 million in cost savings. CCI is our fuel for growth, providing the funds for investments in product development and brand marketing. We are also growing our business through acquisitions. An important milestone in this initiative was the addition of WAPC in May 2013, which is our first acquisition in China. The integration of this business is well underway and we expect this business to increase our sales in this attractive market by approximately 60%. We are pleased to welcome the WAPC employees to McCormick and to expand our portfolio with the WAPC brands, which are category leaders in central China."
Financial Results
McCormick’s second quarter sales rose 2%, and in local currency the increase was 3% when compared to the year-ago period. Higher volume and product mix for the consumer business drove much of this increase, and was the result of product innovation, effective brand marketing support and distribution gains. Net sales for the industrial business declined 1% and in local currency rose slightly from the year-ago period, due largely to lower demand from quick service restaurants in the Americas and in China. This sales and profit pressure on the industrial business is expected to continue into the third quarter and then improve in the fourth quarter of 2013.
In the second quarter of 2013, operating income was $116 million compared to $121 million in the year ago period. The favorable impact of higher sales and CCI cost savings was more than offset by $4 million of transaction costs related to the completion of the WAPC acquisition, an increase of approximately $5 million in retirement benefit costs, a $3 million increase in brand marketing support, and material cost inflation. Strong performance from McCormick's joint ventures led to a 51% increase in income from unconsolidated operations from the year-ago period.
Earnings per share was $0.59 in the second quarter of 2013, including a $0.02 impact from WAPC transaction costs. Due in part to the higher retirement benefit costs and material cost inflation, the company had expected earnings per share in the second quarter of 2013 to be comparable to $0.60 in the year ago period. Through the first half of 2013, the Company generated cash flow from operations of $133 million compared to $144 million of cash flow in the first half of 2012, with the difference mainly due to the timing of tax payments.
2013 Financial Outlook
McCormick adjusted its 2013 financial outlook to reflect the addition of WAPC and the latest projection for its industrial business. With the addition of WAPC, McCormick increased its projected fiscal year 2013 sales growth by one percentage point, and now expects to grow sales 4% to 6%. Operating income is projected to grow 5% to 7%. This projection was lowered to reflect $4 million of WAPC transaction costs and the expectation that lower demand from quick service restaurants for the industrial business will extend into the third quarter. Based on this outlook for operating income growth, the company is projecting earnings per share of $3.13 to $3.19. As indicated early in 2013, included in the company's projected 2013 earnings per share is a year-on-year increase in the tax rate and retirement benefit expenses, which are expected to reduce earnings per share $0.23 and lower the growth rate by 8 percentage points. Excluding these factors, the company expects to grow underlying earnings per share at a double-digit rate in 2013.
In the third quarter of 2013, the company expects earnings per share to be comparable to the year-ago result of $0.78. The company expects the favorable impact of higher sales and CCI cost savings to be largely offset by a year-on-year increase in brand marketing support, retirement benefit expenses and the tax rate.
Pension Plan Update
In order to reduce the size and potential volatility of its U.S. defined benefit pension plan obligation, McCormick recently offered approximately 3,300 former employees who have deferred vested pension plan benefits a one-time option to receive a lump sum distribution of their benefits in early September 2013. The vested benefit obligation associated with these former employees is approximately $125 million, equivalent to about 20% of the company's benefit obligation for this U.S. plan. Eligible participants have until early August to make their election. If the percentage of benefits distributed through the lump sum option exceeds approximately 40% of the benefit obligation associated with these former employees, McCormick anticipates recognizing a one-time, non-cash settlement charge of approximately $25 million to $45 million in the fourth quarter of 2013. The company has not included this potential charge in its earnings outlook for 2013. The lump sum payments will be funded from existing pension plan assets.
Business Segment Results
Consumer Business

(in millions)	Three months ended		Six months ended
	5/31/2013	5/31/2012	5/31/2013	5/31/2012
Net sales	$591.0	$568.8	$1,160.7	$1,102.9
Operating income	87.6	88.6	175.3	170.0
Consumer business sales grew 4% when compared to the second quarter of 2012. In local currency, sales grew 5% with 3% of the increase a result of higher volume and product mix.

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Consumer sales in the Americas rose 5%, and in local currency grew 6%. Most of the increase was driven by volume and product mix, with pricing actions adding 1%. Initiatives driving this unit growth included consumer marketing, promotional activity and in-store merchandising for spices, herbs and seasonings in both the U.S. and Canada. In addition, product innovation led to increased sales that included new grilling items and Zatarain's brand products.

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Consumer sales in EMEA were comparable to the year-ago period, but in local currency increased 3%. Both pricing actions and higher volume and product mix contributed to this increase. During the second quarter this growth was led by innovation and incremental marketing support for the Vahiné and Ducros brands in France and the Schwartz brand in the U.K.

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Second quarter sales in the Asia/Pacific region grew 2%, and in local currency the increase was 4%. China was the largest contributor to this increase with 11% sales growth in local currency, driven by strong sales execution at retail, revitalized packaging and expanded advertising.

In the second quarter, operating income for the consumer business was $88 million compared to $89 million in the year-ago period. The favorable impact of higher sales and CCI cost savings were more than offset by $4 million of transaction costs to complete the acquisition of WAPC, as well as higher retirement benefit costs, increased material costs and a $3 million increase in brand marketing support.

Industrial Business

(in millions)	Three months ended		Six months ended
	5/31/2013	5/31/2012	5/31/2013	5/31/2012
Net sales	$411.6	$415.2	$776.2	$787.8
Operating income	28.4	32.7	52.7	63.9
Industrial business sales declined 1% when compared to the second quarter of 2012. In local currency, sales were up slightly from the year-ago period, with a 1% increase from pricing actions, offset in part by lower volume and product mix.

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Industrial sales in the Americas declined 1%, with minimal impact from currency in the second quarter of 2013. Pricing added 1% to sales, while volume and product mix lowered sales. The majority of the decline in volume and product mix related to lower demand from quick service restaurants in the U.S. McCormick grew sales of snack seasonings and other flavors to food manufacturers in the U.S. and Mexico and grew sales of branded products to food service distributors in the U.S. A number of new items developed for industrial customers in the Americas are expected to drive sales growth in the fourth quarter of 2013.

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In EMEA, industrial sales declined 3%, but in local currency grew 4%. Both volume and product mix, as well as pricing actions contributed to this increase. Volume and product mix rose slightly led by increased sales of branded food service items in the U.K.

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In the Asia/Pacific region, sales grew 2%, with minimal impact from currency. Pricing actions and volume and product mix contributed evenly to this result. A double-digit increase in Australia was largely offset by reductions in other parts of this region, including China where consumer traffic in quick service restaurants has been impacted by consumer concerns regarding bird flu. Sales are expected to improve in the fourth quarter as these consumer concerns ease and these customers grow sales through promotions, new products and additional restaurant locations in China.

For the second quarter, operating income for the industrial business was $28 million compared to $33 million in the second quarter of 2012. Factors that adversely affected operating income this period included lower sales, an unfavorable business mix, higher retirement benefit costs and material cost inflation, which were offset in part by CCI cost savings.
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by us, the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, the expected productivity and working capital improvements, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, our ability to issue additional debt or equity securities and our expectations regarding purchasing shares of our common stock under the existing authorizations.

These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber attacks, and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.
Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor.
To learn more please visit us at www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Second Quarter Report		McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three Months Ended		Six Months Ended
	May 31, 2013	May 31, 2012	May 31, 2013	May 31, 2012
Net sales	$1,002.6	$984.0	$1,936.9	$1,890.7
Cost of goods sold	608.2	595.6	1,180.8	1,147.0
Gross profit	394.4	388.4	756.1	743.7
Gross profit margin	39.3%	39.5%	39.0%	39.3%
Selling, general and administrative expense	278.4	267.1	528.1	509.8
Operating income	116.0	121.3	228.0	233.9
Interest expense	13.5	13.9	27.4	27.4
Other income (expense), net	0.8	(0.1)	1.4	0.7
Income from consolidated operations before income taxes	103.3	107.3	202.0	207.2
Income taxes	30.6	30.8	58.8	60.8
Net income from consolidated operations	72.7	76.5	143.2	146.4
Income from unconsolidated operations	5.9	3.9	11.4	8.5
Net income	$78.6	$80.4	$154.6	$154.9
Earnings per share - basic	$0.60	$0.61	$1.17	$1.17
Earnings per share - diluted	$0.59	$0.60	$1.16	$1.15
Average shares outstanding - basic	132.1	132.6	132.3	132.8
Average shares outstanding - diluted	133.6	134.1	133.8	134.3

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	May 31, 2013	May 31, 2012
Assets
Cash and cash equivalents	$72.1	$61.4
Trade accounts receivable, net	399.9	378.0
Inventories	611.4	611.0
Prepaid expenses and other current assets	134.1	116.8
Total current assets	1,217.5	1,167.2
Property, plant and equipment, net	554.3	507.5
Goodwill	1,754.2	1,651.8
Intangible assets, net	353.3	341.1
Investments and other assets	329.5	298.1
Total assets	$4,208.8	$3,965.7
Liabilities
Short-term borrowings and current portion of long-term debt	$551.9	$244.4
Trade accounts payable	322.1	321.9
Other accrued liabilities	352.2	334.0
Total current liabilities	1,226.2	900.3
Long-term debt	774.4	1,027.7
Other long-term liabilities	474.5	398.8
Total liabilities	2,475.1	2,326.8
Shareholders’ equity
Common stock	947.7	862.7
Retained earnings	953.2	885.9
Accumulated other comprehensive loss	(184.2)	(127.3)
Non-controlling interests	17.0	17.6
Total shareholders’ equity	1,733.7	1,638.9
Total liabilities and shareholders’ equity	$4,208.8	$3,965.7

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Six Months Ended
	May 31, 2013	May 31, 2012
Operating activities
Net income	$154.6	$154.9
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	51.7	50.6
Stock based compensation	12.5	8.7
Income from unconsolidated operations	(11.4)	(8.5)
Changes in operating assets and liabilities	(77.3)	(72.6)
Dividends from unconsolidated affiliates	2.6	11.3
Net cash provided by operating activities	132.7	144.4
Investing activities
Acquisition of business	(116.7)	—
Capital expenditures	(34.6)	(35.2)
Proceeds from sale of property, plant and equipment	1.9	0.3
Net cash used in investing activities	(149.4)	(34.9)
Financing activities
Short-term borrowings, net	158.9	25.3
Long-term debt repayments	(0.9)	(4.2)
Proceeds from exercised stock options	29.8	29.6
Common stock acquired by purchase	(92.1)	(68.6)
Dividends paid	(90.1)	(82.4)
Net cash provided by (used in) financing activities	5.6	(100.3)
Effect of exchange rate changes on cash and cash equivalents	4.2	(1.7)
(Decrease) increase in cash and cash equivalents	(6.9)	7.5
Cash and cash equivalents at beginning of period	79.0	53.9
Cash and cash equivalents at end of period	$72.1	$61.4